EXHIBIT 99.1

Contact:

Dennis E. Nixon
Chairman & CEO
International Bancshares Corporation
(956) 722-7611

Katie Brickman Harvey
Taylor West Advertising
(210) 826-8899

FOR IMMEDIATE RELEASE:

INTERNATIONAL BANCSHARES CORPORATION ELECTS TO BECOME A FINANCIAL HOLDING
COMPANY

      LAREDO, Texas--(BUSINESS WIRE)--March 23, 2000--International Bancshares Corporation (NASDAQ:IBOC) today announced that the Company has elected to become a financial holding company. On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act ("GLBA"). This comprehensive legislation eliminates the barriers to affiliations among banks, securities firms, insurance companies and other financial service providers. GLBA provides for a new type of financial holding company structure under which affiliations among these entities may occur. Under GLBA, a financial holding company may engage in a broad list of financial activities and any non-financial activity that the FRB determines is complementary to a financial activity and poses no substantial risk to the safety and soundness of depository institutions or the financial system.

      Under GLBA, a bank holding company may become certified as a financial holding company by filing a declaration with the FRB, together with a certification that each of its subsidiary banks is well capitalized, is well managed, and has at least a satisfactory rating under the Community Reinvestment Act of 1977 ("CRA"). The Company has elected to become a financial holding company under GLBA and the election was made effective by the Federal Reserve Board as of March 13, 2000. To date, the Company has not engaged in any additional financial activities permitted by GLBA.

      Dennis E. Nixon, Chairman and Chief Executive Officer, commented that IBC chose to make this important election to position the Company to take advantage of the opportunities afforded by this historic banking bill. "I believe this new legislation will give IBC the opportunity to compete on a level playing field with all the other financial providers that have eroded banking's market share over the last several decades," he said.

      IBC is a $5.4 billion multi-bank holding company headquartered in Laredo, Texas, with over 90 facilities and 176 ATM's serving 28 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata and throughout the Rio Grande Valley and the Texas Gulf Coast.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at HTTP://WWW.FREEEDGAR.COM.

                                        5